Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Mainz Biomed N.V.

We consent to the incorporation by reference in this Registration Statement on Form S-8 with the Securities & Exchange Commission, of Mainz Biomed N.V. (the “Company”) our report dated March 31, 2025 relating to our audit of the consolidated statements of financial position as of December 31, 2024 and 2023 and consolidated statements of loss and comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2024.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Reliant CPA PC

Certified Public Accountants

Newport Beach, California

February 19, 2026